PetroFunders

The premier crowdfunding platform, creating access to commercial grade oil & gas investments.


PETROFUNDERS

Invest

$99.18 minimum investment

Deadline January 18, 2021
in 15 days

Share Price
$1.14

Total Raised
$389,506

Valuation
$11,400,000

4(a)(6) offering provided by Netcapital Funding Portal, Inc. Security transfer functionality provided by Netcapital Systems LLC.

Pitch > Updates Discussion

INTRODUCTION



"We aim to change the archaic ways of investing in oil and gas.Through our crowdfunding platform, the average investor will be able to access opportunities previously reserved for a select few. Democratizing oil and gas investing is the goal."

Maurice Dukes
Co-Founder & CEO

DEAL HIGHLIGHTS

- Our team has over 100 years of combined industry experience. This is not your average startup.
- As stewards of capital, we invest alongside our crowd of investors for economic alignment.
- COVID-19 created an unprecedented entry point for investors wanting to buy at a low price.
- A record number of companies and investors are moving online to access investments options.

PROBLEM

Through extensive time spent in the oil and gas industry, our team noticed the recent shifts in the capital markets that make accessing capital difficult for smaller oil and gas companies. Potential investors have no easy way to access these investment opportunities.

- Archaic dealings for oil and gas investing are outdated.
- No easy way for investors to access tailored products targeting the oil and gas market.
- With crowdfunding booming, oil and gas does not have a premier platform.

SOLUTION

PetroFunders - Oil and Gas Crowdfunding Platform

We put together a powerful team to bring equity crowdfunding into the oil and gas sector with a disruptive business model. Our platform synchronizes fintech, crowdfunding, and deep industry experience.

Online Platform

- An online platform built to scale that can handle 100,000+ investors, simultaneous offerings, with investment products for accredited, nonaccredited, and institutional investors.

Simplified Investing

- Investors new to oil and gas don't have to understand specifics about the industry.
- By leveraging our team experience, investors can select an investment product with defined targets

> Asset Classes (Example: Royalties)
>
> Lower relative risk profile
>
> Target Investment Returns (IRR / ROI)

- We make it simple: Explore, select, invest, and collect checks.

Experienced Team

- Our startup has over 100 years of experience with oil and gas expertise in fundraising, accounting, and SEC law, designed to provide the leverage needed to invest with confidence.
- PetroFunders invests alongside investors who bring economic alignment and incentive to place capital in vetted opportunities.

ESG Standards

- We develop environmental, social, and governance standards to ensure that investors on our platform benefit from the responsible placement of capital and overall company culture that fosters an inclusive environment.

BUSINESS MODEL

PetroFunders will generate revenue through each investment product that is funded through the platform.

- Annual Management Fee
- Revenue Share - Carried Interest

Each investment product will have a management fee and carried interest structure based on the complexity and ongoing oversight required.

Business model

Terms	Royalty		Workover	
Target Fund Return	13 - 15 %		45 - 55%	
Target Investor IRR	9 - 11%		35 - 45%	
Annual Management Fee	1.5%		2.0%	
Revenue Share	Term	PF Share %	Term	PF Share %
	Intial	5%	Intial	5%
	Post Payout	10-20%	Post Payout	10-30%

MARKET

Market size


Market Size
TAM: $75 Billion
Capital requirements for target U.S. oil & gas companies over the next five years.
SAM: $23 Billion
Our target companies expect the equity market to address 31% of their capital needs.
SOM: $1.5 Billion
Available market share for alternative equity financing over the next five years.
Sources
S&P Global Market Intelligence
IHS Markit
Haynes and Boone Borrowing Base Survey Spring 2020

Market opportunity


Market Opportunity
Buy Low → Sell High
Limited Competition
Alternative financing is needed
Price of Oil
90
80
70
60
50
40
30
20
10
0
2014
2015
2016
2017
2018
2019
2020
Historically low oil prices – COVID19
Acquire assets at discount
Receive income distributions
Sell Assets at market value
HYPOTHETICAL EVENTS
Current position in oil & gas market

Capital markets retreated from oil and gas investments amid the historically low global energy demand caused by COVID19. This created a unique opening for alternative financing options for smaller oil and gas companies that no longer had access to capital markets. Companies need to sell discounted assets to survive. With commodity prices pressured by suppressed global demand, it is the time for investors to enter the market with a simple buy low, sell high strategy. For the crowdfunding market, offerings in July (typically the second slowest month) was the highest month of new offerings since the industry started with 128 new offerings. This was 74 more offerings than July 2019: a 137% increase.

Historically, capital providers looked for oil and gas deals. Today, oil and gas deals are looking for capital. This creates a buyers market that our community of investors will be able to access.

PROGRESS

- Online crowdfunding platform built
- Corporate structure finalized with 5 entities
- 6 Core team members + 3 advisors
- First offering on platform (Reg D)

> Raised $1.91 million for first offering
>
> 15 Investors

TEAM

We built a world-class team with industry expertise and a track record of creating value, navigating crowdfunding, and leveraging fintech. The combination of our skill sets and backgrounds make us the right team to create, maintain,and dominate the online marketplace for oil and gas investing while utilizing a disruptive business model.





Maurice Dukes
Co-Founder, Chief Executive Officer

Mr. Dukes co-founded PetroFunders in 2019. Previously held corporate reservoir engineering positions for a Caerus Oil & Gas, a private equity backed E&P company. At Caerus he was instrumental in maintaining and increasing the enterprise value exceeding $1 billion. He has expert technical and A&D experience with oil and gas assets in Texas, Louisiana, North Dakota, Wyoming, Colorado, and Utah. He has shown expertise in bringing forth material high value projects that meet or exceed acceptable market hurdle rates. During his time at QEP Resources, he launched an industry leading refrac program in Haynesville and oversaw a $35 million non operated budget. He holds a B.S. in Petroleum Engineering from University of Oklahoma.

Ryan Werking
Co-Founder, Chief Operating Officer

Mr. Werking co-founded PetroFunders in 2019. Previously, he founded a contracting company which specializes in robust financial modeling for various independents & national oil companies with projects ranging up to $600 million. As an executive of the contracting firm, he led an effort to integrate international and state laws, well abandonment designs, and project management for domestic and international clients. He assisted with the 2nd edition of Oil and Gas Property Evaluations, aka "The Blue Book". Mr. Werking holds a B.S. in Petroleum Engineering from Colorado School of Mines.



Scott Sloan
Finance Lead

Mr. Sloan has over 30 years of oil and gas experience. He brings knowledge of upstream A&D processes, partnerships and corporate governance. Most recently, as President and CEO, he oversaw the completion of over a dozen US onshore divestments by Vanguard Natural Resources to mostly private operators and gained relevant insights into PetroFunders' marketplace. Previously Mr. Sloan held senior leadership roles including SVP of Strategy for Hess and President of BP Russia; numerous corporate and business unit level CFO roles; and A&D oriented roles such as M&A Director for BP. Mr. Sloan has extensive experience in the boardroom as a director for companies including Vanguard Natural Resources, TNK, and Medgaz . He graduated from Colgate University with BA in Economics (Honors) and from the University of Chicago with an MBA.



Stephen Gornick, MS

Chief Investment Officer

Mr. Gornick has over 30 years of oil and gas experience, and has been directing operations, increasing production and proven reserves, and evaluating oil and gas reservoirs in North America since 1990. In addition to being President of East Peak Companies,he is the Chief Reservoir Engineer for Nissan Chemical. His current projects include new applications for EOR completions, paraffin treatment, and CO2/helium production. Previously, Mr. Gornick was instrumental in expanding Whiting's production from approximately 10,000 barrels per day to over 150,000 barrels over a 10 year period. While at QEP Resources, he was responsible for adding 35 million barrels of proved reserves. Steve holds a B.S. in Petroleum Engineering and an MS in Mineral Economics/Operations Research from the Colorado School of Mines.



Richard K. Sotiros, CPA

Director of Accounting

Mr. Sotiros has 36 years of experience in accounting. He has spent the past 15 years as a member of the accounting firm of Sotiros & Sotiros, LLC, Certified Public Accountants, which includes clients in the oil and gas industry. As a CPA, he has been part of M&A activity with various clients, aggregating $50 million in deals. He was responsible for annual payments in excess of $500 million for film and television participating interests. In 1996, Warner Bros. merged with Turner Entertainment and he was involved in the logistics of coordinating merged departments. Mr. Sotiros has a Bachelor's Degree in business from the University of Colorado, Boulder.



Marty Tate, JD

Senior Legal Counsel

Mr. Tate is a nationally recognized securities, finance, and fintech attorney. He counsels clients throughout the U.S. and internationally on structured finance, private and public securities offerings, fintech, initial coin offerings and tokens sales, SEC reporting, real estate financings, venture capital and angel financings, fund formation and compliance, business formation and corporate governance. Marty also represents several entrepreneurs, small and large companies, as well as private investors, finance companies, national and regional banks, investment banks and venture capital and private equity firms. In working with such clients, he regularly advises on various transactions, financings, contracts and agreements in an array of matters. Throughout his career, he has provided counsel in association with over $500 million in debt and equity financings.

ADVISORS AND INVESTORS



Gaurdie Banister Jr.

Advisor

Mr. Banister brings extensive leadership and international experience. Most recently he has been elected to the Board of Directors of Dow. He also currently serves as Lead Independent Director for Tyson Foods. From 2007 to 2015, he was the President and CEO of Aera Energy, LLC. Banister began his career with Shell in 1980. Banister has worked in California, Louisiana, Texas, and Singapore. In addition to his experience in global exploration and production, he worked in strategic planning, information technology and acquisitions. Active in the public and private sectors, Banister is a Director for the Harwood Institute for Public Innovation. Banister served on the Boards of the California Chamber of Commerce and United Way of Kern County. Banister is also a member of the Board of Trustees of South Dakota School of Mines and Technology. Banister holds a bachelor's degree in Metallurgical Engineering from the South Dakota School of Mines. Banister also received an Honorary Doctorate degree from Fort Valley State University in Georgia.



Steve Coombs

Advisor

Mr. Coombs is a degreed Petroleum Engineer with over 40 years of experience in a wide range of petroleum engineering disciplines, including reservoir, production, drilling, operations planning and execution, cost estimating, finance and project management. His work has spanned the globe and includes a wide range of geographic locations, both on and offshore. Steve has experience in developing probabilistic (Monte Carlo) models for both cost estimating and oil and gas projects in general. Steve is a current Board member of the California Independent Petroleum Association (CIPA) as well as a member of the Society of Petroleum Engineers. He holds a Bachelor of Science in Petroleum Engineering from the Colorado School of Mines.



John D. Wright, PhD, PE

Advisor

Dr. Wright has 45 years of oil and gas experience in reservoir engineering, production engineering, and operations. Dr. Wright has been a principal in an independent oil company, owned working interests, and owns mineral interests. He has been a principal in two petroleum engineering consulting firms for a total of 25 years and was an Associate Professor of Petroleum Engineering at the Colorado School of Mines for eight years. He is the author of Oil & Gas Property Evaluation and has provided expert testimony in front of conservation commissions, state and federal courts, and arbitrations. Dr. Wright is a member of several professional societies including SPE, SPEE, SIPES, and SPWLA and served on the Board of Directors of the Society of Petroleum Evaluation Engineers.

FAQS

What is your company creating?

Where will your company be in 5 years?

Why did you choose this idea?

How do you make money?

What are ESG standards?

How will you use the capital you raise?

When do you expect to generate revenue?

What about renewable energy investments?

Why can't I invest directly with oil and gas companies? Why do investors need PetroFunders?

What is an accredited investor?

Are you an oil and gas company?

USE OF PROCEEDS

If the offering's maximum amount of $1,067,192 is raised:

Use	Value	% of Proceeds
Staffing	$125,000	11.7%
Marketing & Growth	$118,500	11.1%
Tech Support	$77,500	7.3%
Insurance	$32,000	3.0%
3rd Party Expenses	$244,500	22.9%
Advisory and Legal Services	$347,000	32.5%
Other expenses	$70,400	6.6%
Intermediary fees	$52,292	4.9%

TERMS

This is an offering of Preferred Stock, under registration exemption 4(a)(6), in PetroFunders Inc.. This offering must raise at least $10,000 by January 18, 2021 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. PetroFunders may issue additional securities to raise up to $1,067,192, the offering's *maximum*.

$389,506 raised!

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

10,936,133 shares
× $1.14 per share

$12,467,192 implied valuation

PITCH DECK


PETROFUNDERS
PetroFunders will be the online marketplace for investing in the oil & gas industry.
December 2020
Open
Download

FINANCIALS

Clear Rating Report

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest offering statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

› Website

UPDATES

Nov 19, 2020 • Primary offering of 936,133 shares at $1.14

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